Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Connors as true and lawful attorney‑in‑fact and agent, with full power (including the full power of substitution and resubstitution) to sign for him and in his name, place and stead, in the capacity or capacities set forth below, (1) the Annual Report on Form 10‑K for the fiscal year ended December 31, 2015 to be filed by Information Services Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (2) any amendments to the foregoing Annual Report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney‑in‑fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney‑in‑fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Signature	Title	Date

/s/ Neil G. Budnick Neil G. Budnick	Director	March 09, 2016

/s/ Gerald S. Hobbs Gerald S. Hobbs	Director	March 09, 2016

/s/ Kalpana Raina Kalpana Raina	Director	March 09, 2016

/s/ Donald C. Waite III Donald C. Waite III	Director	March 09, 2016

/s/ Christine Putur Christine Putur	Director	March 09, 2016